EXHIBIT 5.1
[Dorsey & Whitney LLP Letterhead]
August 8, 2005
eFunds Corporation
Gainey Center II
8501 N. Scottsdale Rd., Ste 300
Scottsdale, Arizona 85253

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to eFunds Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of up to $10,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) under the eFunds Corporation 2005 Deferred Compensation Plan (the “Plan”).
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that the Deferred Compensation Obligations have been duly authorized by the Company and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity.
     Our opinion expressed above is limited to the Delaware General Corporation Law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/Dorsey & Whitney LLP
Dorsey & Whitney LLP